UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2015

NORTECH SYSTEMS INCORPORATED

(Exact name of registrant as specified in charter)

Minnesota	0-13257	41-16810894
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

1120 Wayzata Boulevard East, Suite 201

Wayzata, MN 55391

(Address of principal executive offices)

Registrant’s telephone number, including area code (952) 345-2244

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Ace (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2015, the Board of Directors of Nortech Systems Incorporated (the “Company”) elected David Kunin as the Chairman of the Board, effective May 6, 2015.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 6, 2015, the Company held its annual meeting of shareholders in Wayzata, Minnesota.  The items voted on at the meeting and the results of such voting are set forth below:

(1)                                 The shareholders elected seven directors to serve as members of the Company’s Board for one-year terms and until their successors are elected and qualified.  The shareholders present in person or by proxy cast the following numbers of votes in connection with the election of directors, resulting in the election of all director nominees:

Nominee	Votes For	Votes Withheld
Michael J. Degen	1,670,093	74,961
Kathleen Iverson	1,684,573	60,481
Michael Kennedy	1,683,058	61,996
David B. Kunin	1,678,835	66,219
Kenneth Larson	1,682,673	62,381
Richard W. Perkins	1,662,858	82,196
Richard Wasielewski	1,679,220	65,834

(2)                                 The shareholders approved, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Company’s proxy statement.  There were 1,688,117 votes cast for the proposal; 54,849 votes were cast against the proposal; and 2,088 votes abstained.

(3)                                 The shareholders approved the Company’s Restated Equity Appreciation Rights Plan, the terms and conditions of which are described in the Company’s proxy statement.  There were 1,620,481 votes cast for the proposal; 121,655 votes were cast against the proposal; and 2,918 votes abstained.

Date: May 8, 2014

Nortech Systems Incorporated
(Registrant)

/s/ Richard G. Wasielewski
Richard G. Wasielewski
Chief Executive Officer